Exhibit 99.1

TN-K Energy Group Inc. Announces Completion of Drilling on David Irwin Well #1

Crossville, TN -- (GlobeNewswire)—November 24, 2009—TN-K Energy Group Inc. (Pink Sheets: TNKY) announced today that the drilling is now complete on the David Irwin Well #1 in Clinton County, Kentucky.  There was a show of oil in the Granville formation between 650 feet and 700 feet. A substantial amount of gas was hit in the Stones River formation at 1,340 feet.  The well was drilled to a total depth of approximately 1,900 feet.  The company is now in the process of completing and testing the well to determine the commercial value.

“I am very anxious to get the test results, due to the extreme high pressure and volume of gas when struck,” said Ken Page, the company’s President.  “When the gas was first encountered, it was approximately 24 to 30 hours before drilling operations could resume. The well has now been shut in until testing is completed.  The company stands to gain a good source of revenue from the sale of the gas production.”

About TN-K Energy Group Inc.

TN-K Energy Group Inc. is an independent energy company that has recently begun operations in the energy sector through the leasing of acreage in Tennessee and Kentucky.  It is our intent to expand our operations to include the sale of oil and natural gas and the leasing of additional properties for oil, natural gas and coal production.  Presently, our assets include the leases for approximately 43 acres in Kentucky and Tennessee, as well as a 27.5% revenue interest in 18 oil wells with an estimated total production of approximately 100 barrels per day together with a 27.5% interest in all of the equipment located on the wells and used to operate the wells.

This press release contains "forward-looking statements." Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain the words "estimate," "project," "intent," "forecast," "anticipate," "plan," "planning," "expect," "believe," "will likely," "should," "could," "would," "may," or words or expressions of similar meaning. Such statements are not guarantees of future performance and could cause the actual results of TN-K Energy Group to differ materially from the results expressed or implied by such statements, including, but not limited to, the company’s ability to enter into one or more leases for oil, gas and coal properties, the ability to obtain audited financial statements as necessary on these properties, compliance with Federal securities laws, and other factors. Additional information regarding risks can be found in TN-K Energy Group’s Annual Report on Form 10-K and its other filings with the SEC. Accordingly, although TN-K Energy Group believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. TN-K Energy Group has no obligation to update the forward-looking information contained in this press release.

Contact: Ken Page
President
TN-K Energy Group Inc.
(931) 707-9599